UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

 Date of report (Date of earliest event reported): August 7, 2017

SOUTH JERSEY INDUSTRIES, INC.

(Exact Name of Registrant as Specified in Charter)

New Jersey	1-6364	22-1901645
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1 South Jersey Plaza, Folsom, NJ 08037

(Address of Principal Executive Offices) (Zip Code)

(609) 561-9000

(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act or Rule 12b-2 of the Exchange Act chapter)

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

1

Item 1.01. Entry into a Material Definitive Agreement.

Credit Agreement

On August 7, 2017, South Jersey Industries, Inc. (the “Company”) entered into an unsecured, five-year revolving credit agreement (the “Credit Agreement”), which is syndicated among a number of banks, including Wells Fargo National Bank, National Association, as administrative agent, Bank of America, N.A., JP Morgan Chase Bank, N.A., PNC Bank, National Association and Citizens Bank of Pennsylvania. The Credit Agreement expires on August 5, 2022, unless earlier terminated or extended in accordance with its terms.

The Credit Agreement provides for the extension of credit to the Company by the lenders thereunder in a total aggregate amount of $400 million (the “Revolving Credit Facility”), in the form of revolving loans up to the full $400 million amount of the facility. In addition, as part of the total $400 million extension of credit, the Revolving Credit Facility provides for swingline loans (in an amount not to exceed an aggregate of $40 million), by the swingline lender thereunder, and letters of credit (in an amount not to exceed an aggregate of $200 million, of which an aggregate $87.5 million is fronted), by the issuing banks thereunder, each at the applicable interest rates specified in the Credit Agreement. Subject to certain conditions set forth in the Credit Agreement, the Company may increase the Revolving Credit Facility up to a maximum aggregate amount of $100 million (for a total facility of up to $500 million), although no lender is obligated to increase its commitment. At the closing of the transaction, the Company borrowed funds to repay amounts owed under the 2011 Credit Agreement (as defined in Item 1.02 below), which agreement was then terminated and is being replaced by the Credit Agreement. Thereafter, proceeds from borrowings under the Revolving Credit Facility may be used for general corporate purposes.

Loans under the Revolving Credit Facility bear interest at a variable base rate or a variable London Interbank Offered Rate (“LIBOR”), at the Company’s election. Interest on base rate loans will be equal to the highest of: (a) the Federal Funds Rate plus 0.5%; (b) the agent’s daily “prime rate”; and (c) the one-month LIBOR rate plus 1%; plus in each case, an applicable margin that may range from zero to 0.475%, depending on the Company’s senior unsecured debt rating. Interest on LIBOR loans will be determined by reference to LIBOR plus an applicable margin that may range from 0.9% to 1.475%, depending on the Company’s credit rating.

The Credit Agreement contains customary representations, warranties and covenants, including a financial covenant limiting the ratio of Indebtedness of the Company and its subsidiaries on a consolidated basis to Consolidated Total Capitalization of not more than 0.70 to 1.0 (as such terms are defined in the Credit Agreement); provided that as long as the Company’s 2015 term loan credit agreement provides for a lower ratio of indebtedness to Total Capitalization, such lower ratio, which is currently 0.65 to 1.0, will apply to the Credit Agreement. The Credit Agreement also contains customary events of default.

Many of the lenders under the Credit Agreement have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending and/or commercial banking services or other services for the Company or its affiliates, and affiliates or certain of these lenders have served in the past as underwriters in public offerings of securities by the Company or its affiliates, for which they have received, and may in the future receive, customary compensation and expense reimbursement.

A copy of the Credit Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 1.01. The foregoing summary of the Credit Agreement is qualified in its entirety by reference to the text of the Credit Agreement filed herewith.

Item 1.02. Termination of a Material Definitive Agreement.
On August 7, 2017, in connection with the Company’s entry into the Credit Agreement discussed in Item 1.01, the Company terminated its existing $300 million Four-Year Revolving Credit Agreement, dated as of April 29, 2011, among the Company, the lenders party thereto and Wells Fargo, National Association, as administrative agent (the “2011 Credit Agreement”).

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 of this Current Report on Form 8-K under the caption “Credit Agreement” is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1
Five-Year Revolving Credit Agreement, dated as of August 7, 2017, among South Jersey Industries, Inc., the several lenders from time to time party thereto, and Wells Fargo Bank, National Association, as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTH JERSEY INDUSTRIES, INC.

Dated: August 10, 2017	By:	/s/ Stephen H. Clark
Name: Stephen H. Clark Title: Executive Vice President and Chief Financial Officer

EXHIBIT INDEX
Exhibit No.    Description_____________________________________________________

10.1
Five-Year Revolving Credit Agreement, dated as of August 7, 2017, among South Jersey Industries, Inc., the several lenders from time to time party thereto, and Wells Fargo Bank, National Association, as administrative agent.